Exhibit 5.2

May 16, 2018

VIA EMAIL

Reference: 00052472/000041

Canadian Pacific Railway Company

7550 Ogden Dale Road SE

Calgary, AB T2C 4X9

Re:	May 2018 U.S. Note Offering

We have acted as Canadian counsel to Canadian Pacific Railway Corporation, a Canadian corporation (the “Corporation”) and wholly owned subsidiary of Canadian Pacific Railway Limited, a Canadian corporation (the “Parent”) in connection with the Underwriting Agreement (the “Underwriting Agreement”) dated May 14, 2018, among the Corporation, the Parent and Morgan Stanley & Co. LLC, Barclays Capital Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named in the Underwriting Agreement (collectively, the “Underwriters”) relating to the purchase today by the Underwriters of U.S.$500,000,000 aggregate principal amount of the Corporation’s 4.000% Notes due 2028 (the “Notes”), to be fully and unconditionally guaranteed on a senior unsecured basis by Parent (the “Guarantee”). The Notes have been issued pursuant to an indenture dated as of September 11, 2015 (the “Base Indenture”) between the Corporation and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by a third supplemental indenture dated as of May 16, 2018 to, among other things, provide for the issuance of the Notes and the provision of the Guarantee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”). Capitalized terms used and not otherwise defined in this opinion have the respective meanings given to those terms in the Underwriting Agreement.

We understand that the Corporation has prepared and filed with the Securities and Exchange Commission (the “SEC”) a registration statement (File No. 333-209819) on Form S-3ASR (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”), in connection with the offering of the Notes.

Scope of Review

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents, including the Registration Statement, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies, certified or otherwise.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Basic Prospectus;

(b)	the Final Prospectus;

(c)	the Disclosure Package;

(d)	the Registration Statement;

(e)	the Underwriting Agreement; and

(f)	the Base Indenture and the Supplemental Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)	the certificate and articles of incorporation and the by-laws of the Corporation and the Parent; and

(b)	certificates of compliance, dated May 15, 2018, from Innovation, Science and Economic Development Canada as to each of the Corporation and the Parent.

We have relied exclusively upon the documents listed in items (a) and (b) immediately above without independent investigation for the purpose of providing our opinions expressed below in paragraph 1. In addition, we have relied upon the documents listed in items (a) and (b) immediately above without independent investigation for the purpose of providing our opinions expressed below in paragraphs 2 and 3.

As to certain questions of fact material to the opinions hereinafter expressed which were not independently verified, we have also examined and relied upon certificates of representatives of the Corporation and the Parent dated the date hereof.

In examining all documents we have assumed:

(a)	the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies;

(b)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, electronic, notarial or other copies conform to the originals and we have assumed the veracity of all such documents;

(c)	the accuracy of the records maintained by all public offices where we have searched or enquired or have caused searches or enquiries to be conducted, as the case may be, and that such records continue to be accurate on the date hereof as if such searches or enquiries were conducted on the date hereof;

(d)	with respect to each of the Corporation and the Parent, the certificate of incorporation from Industry Canada is conclusive evidence that it is incorporated under the Canada Business Corporations Act;

(e)	with respect to each of the Corporation and the Parent, the applicable certificate of compliance from Innovation, Science and Economic Development Canada is conclusive evidence that such corporation exists under the Canada Business Corporations Act;

(f)	all facts set forth in the certificates supplied by the respective officers and directors of the Corporation and the Parent are complete, true and accurate;

(g)	other than with respect to the Corporation and the Parent each party to the Indenture is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and it has full power and authority to enter into and carry out its obligations under such agreements; and

(h)	the Indenture has been duly authorized, executed and delivered by all parties thereto other than the Corporation and the Parent, as applicable, and that the Indenture constitutes a legal, valid and binding obligation of each party thereto and is enforceable in accordance with its terms against each party thereto and performance of the obligations thereunder would not be illegal under the law of the place of performance if that is a place other than Alberta.

Our opinions herein are expressed only with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein. Our opinion is expressed with respect to laws in effect on the date of this opinion and we do not accept any responsibility to inform the addressees of any change in law subsequent to this date that does or may affect the opinions we express.

We understand that the reliances, limitations and assumptions expressed in the preceding paragraphs are satisfactory to you.

Opinion

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	Each of the Corporation and the Parent has been organized and exists as a corporation under the Canada Business Corporations Act.

2.	Each of the Base Indenture and the Supplemental Indenture has been duly authorized by the Corporation and the Parent, as applicable, and, to the extent execution and delivery are matters governed by the laws of the Province of Alberta or the federal laws of Canada applicable therein, executed and delivered by the Corporation and Parent, as applicable.

3.	The Notes have been duly authorized by the Corporation and, assuming that the Notes have been duly authenticated by the Trustee in the manner described in the Indenture, the Notes have been, to the extent issuance, execution and delivery are matters governed by the laws of the Province of Alberta or the federal laws of Canada applicable therein, issued, executed and delivered by the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Final Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

“Blake, Cassels & Graydon LLP”